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                                                                    Exhibit 23.1


                       Consent of Independent Auditors


We consent to the incorporation by reference in this Annual Report (Form 10-K) of Michaels Stores, Inc. of our report dated March 12, 1997, included in the 1996 Annual Report to Shareholders of Michaels Stores, Inc.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-21635) pertaining to the Michaels Stores, Inc. Amended and Restated 1994 Non-Statutory Stock Option Plan, and the Registration Statement (Form S-8 No. 333-21407) pertaining to the Michaels Stores, Inc. Amended and Restated 1992 Non-Statutory Stock Option Plan, of our report dated March 12, 1997 with respect to the consolidated financial statements of Michaels Stores, Inc. incorporated by reference in this Annual Report (Form 10-K) for the year ended February 1, 1997.



Dallas, Texas
April 30, 1997